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                                                                   EXHIBIT 10.12

                           SUMMARY PROGRAM DESCRIPTION

                                PERFORMANCE SHARE
                          DEFERRED COMPENSATION PROGRAM

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                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
               COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933.

The EnPro Industries, Inc. Performance Share Deferred Compensation Program (the "Deferral Program") provides certain employees, as designated by the Compensation and Human Resources Committee of the Board of Directors (the "Committee"), with the opportunity to defer receipt of certain Performance Share awards under the Long-Term Incentive Program (the "LTIP Program").

The LTIP Program and the Deferral Program are each promulgated under the EnPro Industries, Inc. 2002 Equity Compensation Plan (the "Equity Compensation Plan"). In the case of any conflict between the terms of the Deferral Program or the LTIP Program and the Equity Compensation Plan or any award agreement thereunder, the terms of the Equity Compensation Plan or any such award agreement shall control. Capitalized terms not otherwise defined in this summary will have such meanings as defined under the Equity Compensation Plan or the LTIP Program, as applicable.

The benefits described in this summary have been structured to be in compliance with current tax law. Any change in legislation or the interpretation of tax laws which affect the tax nature of the benefits provided may necessitate revisions in the Deferral Program.

The Company reserves the right to amend, modify, suspend or terminate the Deferral Program at any time, provided that such action does not result in any reduction of your vested account balance (except for future investment losses).

OVERVIEW

         - The Deferral Program allows you to defer receipt of certain Performance Shares which may be earned and payable to you pursuant to the terms of the LTIP Program.

         - Your deferrals of Performance Shares will be credited as phantom shares to a bookkeeping account in your name and will accumulate on a tax-deferred basis. Each phantom share will be equal at all times to one share of Company common stock.

         - The bookkeeping account will be used solely for record keeping purposes. This will be an unfunded account and no assets will be placed into an account in your name.


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                  You will be an unsecured general creditor of the Company with respect to your Deferral Program benefits.

         - Dividend equivalents will be accrued on all phantom shares under the Deferral Program. Upon the payment date of each dividend declared on the Company's common stock, that number of additional phantom shares will be credited to your account which is equivalent in value to the aggregate amount of dividends which would be paid if the number of phantom shares credited to your account were actual shares of the Company's common stock.

         - At distribution, your Deferral Program benefits will be paid fifty percent (50%) in shares of Company common stock and fifty percent (50%) in cash, less the amount necessary to satisfy applicable withholding taxes.

         - You may choose to receive your benefits in a lump sum, or in quarterly installments paid over 5, 10 or 15 years, on termination of employment on or after age 55.

         - Upon your death, your beneficiary will receive any benefits not yet paid to you in a lump sum payment.

         - Upon a Change in Control or termination of employment prior to age 55, your Deferral Program benefits will be paid to you in a lump sum promptly following the Change in Control or your termination, as applicable.

         - Federal and state income taxes will not be payable until you, or your beneficiary, receives benefits in the future.

         - Performance Share deferrals are subject to FICA taxes in the year when payouts from the LTIP Program otherwise would have occurred, had you not elected the deferral.

PROGRAM PROVISIONS

ELIGIBILITY

You are eligible to participate in the Deferral Program if you are a participant in the LTIP Program and:

         - You are designated by the Committee as eligible to participate.

PARTICIPATION

In order to participate in this Deferral Program, you must:

         1.       Complete enrollment forms.

         2. Submit all forms in a timely fashion to the Company's designated human resources personnel.


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DEFERRALS

You may choose to defer 0%, 25%, 50%, 75% or 100% of all Performance Shares that maybe earned and payable to you pursuant to the terms of the LTIP Program.

You will have an opportunity prior to earning future Performance Shares to elect to defer 25%, 50%, 75% or 100% of the final payout at completion of the future performance period.

DEFERRAL ELECTION

Participation in the Deferral Program is voluntary. You may elect to participate by completing a Participation and Distribution Election Form.

On the Participation and Distribution Election Form, you will indicate whether you wish to defer 0%, 25%, 50%, 75% or 100% of all Performance Shares that may be earned and payable to you pursuant to the terms of the LTIP Program.

PAYOUT ELECTION

You will also be asked on the Participation and Distribution Election Form to elect how you want your benefit to be paid to you when your employment terminates. This election will apply to Deferral of Performance Shares under the LTIP Program, as well as to any future deferral election. You may not change your payout election.

MINIMUM DEFERRAL AMOUNT

If you elect to defer Performance Shares under the LTIP Program, you must elect to defer at least 25% of the final payout at completion of the performance period.

TIMING OF DEFERRALS

Your deferrals will be credited to your Deferral Program account as of the same date the Committee approves your payout under the LTIP Program.

ELECTIONS IRREVOCABLE

You may not change or revoke your deferral election once it is made.

FICA WITHHOLDING

Performance Share deferrals are subject to withholding for FICA taxes in the year when payouts from the LTIP Program otherwise would have occurred had you not elected deferral.


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BOOKKEEPING ACCOUNT

The Company will maintain an account of your benefits. The account is used solely for record keeping purposes. To comply with tax rules, no assets will be placed into an account in your name.

Your account or other interest under the Deferral Program may not be alienated, assigned, transferred, pledged or hypothecated in any manner.

ACCOUNT VESTING

You are fully vested at all times in your deferrals and dividends on your deferrals as represented by the number of phantom shares in your account.

INVESTMENT OF YOUR ACCOUNT

Your deferral of each Performance Share will be credited as one phantom share in an account for you under the Deferral Program. Each phantom share will be equal at all times to one share of Company common stock.

Dividend equivalents will be accrued on all phantom shares under the Deferral Program. Upon the payment date of each dividend declared on the Company's common stock, that number of additional phantom shares will be credited to your account which is equivalent in value to the aggregate amount of dividends which would be paid if the number of phantom shares credited to your account were actual shares of the Company's common stock.

It is important to note that your deferrals may not actually be invested in Company common stock. Each phantom share in your account will be equal at all times to the one share of Company common stock, but no actual shares will be placed into an account in your name. This is necessary to preserve the tax-deferred status of your account.

Your account is subject to investment risk. If the rate of return in Company common stock is positive, you will experience growth in the market value of your account balance. If the rate of return is negative, you will experience a loss.

BENEFIT DISTRIBUTIONS

TERMINATION ON OR AFTER AGE 55

You are eligible for extended payment benefits under this Deferral Program when you terminate employment on or after age 55.

Your account balance at termination of employment on or after age 55 will be paid in quarterly installments or a lump sum. As long as you have an account balance, dividends will continue to be credited until the distribution valuation date.


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BENEFIT PAYOUT OPTIONS

The first time you enroll in this Deferral Program, you will indicate how you want your vested account balance paid out when you terminate employment on or after age 55. You may choose:

         -        A lump sum payment, or

         -        Quarterly installments over 5, 10 or 15 years.

Your election as to the form of payout will apply to your entire account balance, including all future deferrals to your account. If you do not make an election, your account balance will be paid in quarterly installments over 15 years.

CHANGING YOUR ELECTION

You may not change your payout election.

FORM OF BENEFIT PAYMENTS

All benefit payments, whether in a lump sum or installments, will be made fifty percent (50%) in shares of Company common stock and fifty percent (50%) in cash. Any fractional shares of Company common stock will also be paid in cash.

SOURCE OF SHARES

Shares of Company common stock to be paid under the Deferral Program and the LTIP Program are issued pursuant to the provisions of the Equity Compensation Plan.

BENEFIT COMMENCEMENT

Benefit payments will begin in the January following your termination of employment on or after age 55.

At the time of your initial deferral election, you may choose a commencement year for Deferral Program benefits that would be later than the year following your date of termination of employment on or after age 55. Your benefits must commence no later than January of the year in which you attain age 70. Once made, this election is irrevocable.

         FOR EXAMPLE: YOU MAY ELECT TO HAVE PROGRAM BENEFITS COMMENCE IN JANUARY, 2010, EVEN THOUGH YOU TERMINATE EMPLOYMENT IN 2005 AT AGE 65.

SMALL ACCOUNT RULES

If the market value of your account at termination of employment on or after age 55 is less than $10,000, your benefits will be paid in a lump sum. If, at the time benefits are to commence, your quarterly installment payment is less than the value of 100 shares of Company common stock


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per quarter, the Company may shorten the payout period until the payments equal or exceed the value of 100 shares of Company common stock per quarter. In either case, payments will be made fifty percent (50%) in shares of Company common stock and fifty percent (50%) in cash as described above.

ACCOUNT VALUATION

The value of your account balance for tax purposes and for purposes of determining the cash portion of any payments will be calculated using the fair market value of Company common stock as reported on the New York Stock Exchange
(NYSE) Composite Transactions (or similar) listing as follows:

         1. For lump sum payments at termination of employment on or after age 55, the value of your account will be calculated as of the January 2 in the year immediately following your year of termination (or, if the NYSE is closed on January 2, the first business day following January 2 on which the NYSE is open).

         2. For quarterly installment payments, the value of each installment payment will be calculated as of the first business day of each calendar year quarter on which the NYSE is open.

         3. For lump sum payments in the event you die, in the event of a Change in Control of the Company, or in the event you terminate your employment with the Company prior to age 55, the value of your account will be calculated as of the first business day of the month immediately following the date of the event requiring the calculation.

ADJUSTMENT OF INSTALLMENT PAYMENTS

Your account will continue to be credited with dividends as described earlier (see "Investment of Your Account") during the payment period you elect.

Installment payments will be made as of the first business day of each calendar year quarter.

The number of phantom shares in your account as of the first day of each calendar year quarter will be divided by the number of remaining installment payments to determine the number of shares of Company common stock and cash that will be distributed for such calendar year quarter.

TERMINATION BEFORE AGE 55

If your employment terminates before your age 55, your account balance will be distributed to you in a lump sum payment, fifty percent (50%) in shares of Company common stock and fifty percent (50%) in cash as described above.


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Your benefit will be paid to you as soon as practical after termination, and dividends will be credited to your account up to the date on which your termination occurs.

DISABILITY

If you are totally disabled under the Company's Long-Term Disability Plan, you will be entitled to receive payment of your account when your Long-Term Disability benefits begin. Your benefit payments will be calculated and paid in the same manner as if you had terminated employment on or after age 55.

SURVIVOR BENEFITS

BEFORE COMMENCEMENT OF PROGRAM BENEFIT PAYMENTS

In the event of your death before LTIP Program benefits commence, your account balance will be paid to your designated beneficiary in a lump sum payment, fifty percent (50%) in shares of Company common stock and fifty percent (50%) in cash as described above.

AFTER COMMENCEMENT OF INSTALLMENT PAYMENTS

If your quarterly installment payments have commenced at the time of your death, your beneficiary will receive your remaining account balance in a lump sum payment as soon as practical after your death, fifty percent (50%) in shares of Company common stock and fifty percent (50%) in cash as described above.

CHANGE IN CONTROL

Upon a Change in Control of the Company, your account balance will be paid out in a lump sum payment (less any applicable withholding taxes), fifty percent (50%) in shares of Company common stock and fifty percent (50%) in cash as described above. This will apply even though you may be receiving quarterly installments as your payout election and even though you may not yet have terminated employment.

OTHER PROVISIONS

ABOUT YOUR BENEFICIARY

At the time you first elect to participate in the Deferral Program, you should designate any person(s), trust or organization as beneficiaries to receive any Deferral Program benefits remaining unpaid upon your death. You may change your designation at any time by completing a Designation of Beneficiary Form.

To request a form, you may contact the Director of Benefits and Compensation, EnPro Industries, Inc., 5605 Carnegie Blvd., Charlotte, NC 28209-4674 (704.731.1516; facsimile 704.731.1513).


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In the event there is no beneficiary designation on file with the Company or all designated beneficiaries have predeceased you, the Company will pay any remaining value in your account to your estate.

BENEFIT STATEMENTS

You will receive a benefit statement after the end of each calendar year quarter summarizing the activity and value of your account.

IMPORTANT INFORMATION

UNSECURED GENERAL CREDITOR

You are an unsecured general creditor of the Company with respect to your Deferral Program benefits. Benefits are payable solely from the Company's general assets. Your benefits are subject to the risk of corporate insolvency, in which case they may be subject to a lien or security interest of other creditors.

PROGRAM ADMINISTRATION

This Deferral Program is administered by the Committee. In administering the Deferral Program, the Committee shall be empowered to interpret the provisions of the Deferral Program and to perform and exercise all of the duties and powers granted to it under the terms of the Deferral Program by action of a majority of its members in office from time to time. The Committee may also adopt such rules and regulations for the administration of the Deferral Program as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Deferral Program shall be conclusive and binding upon all parties having or claiming to have an interest under the Deferral Program. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Deferral Program (including without limitation any determination as to claims for benefits hereunder), and the Committee's exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

The Company reserves the right to amend, modify, suspend, or partially or completely terminate the Deferral Program on a prospective basis only, provided that the amendment or termination does not result in any reduction of your vested account balance (except for future investment losses).

If the Deferral Program is completely terminated prior to a Change in Control, all future deferrals will stop. Your account balances, including investment gains and losses and dividend accruals, will be paid to you in a lump sum payment.


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For more information about the Deferral Program or its administrators, or to receive a copy of the Deferral Program, contact the Director of Benefits and Compensation, EnPro Industries, Inc., 5605 Carnegie Blvd., Charlotte, NC 28209-4674 (704.731.1516; facsimile 704.731.1513).

ERISA

The Deferral Program is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Section 201, 301 and 401 of ERISA and, therefore, is exempt from parts 2, 3 and 4 of Title I of ERISA.

CLAIMS REVIEW AND PROCEDURES

You should submit a written application to the Company if you believe you are eligible to receive payments under the Deferral Program. The Company will notify you whether you are so eligible. If the Company determines that you are not eligible, or you believe that you are entitled to receive greater or different payments, you may ask the Company to review your claim.

CONSTRUCTIVE RECEIPT

In the event one or more individuals is proven to be in constructive receipt for income tax purposes, the Company will distribute that individual's (or all participants') account in a lump sum payment (less any applicable taxes).

IRC 162(M) PAYMENT

The Company may postpone any individual's payout until the next fiscal year to avoid loss of a tax deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or any similar provision.

FEDERAL SECURITIES LAWS

The Company's obligations under the Deferral Program have been registered under the Securities Act of 1933 pursuant to a registration statement filed by the Company with respect to the Equity Compensation Plan. This summary constitutes part of a prospectus covering those securities. Certain documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in the prospectus. You may obtain copies of these documents, and all documents which constitute part of the prospectus, without charge, upon written or oral request to Director of Benefits and Compensation, EnPro Industries, Inc., 5605 Carnegie Blvd., Charlotte, NC 28209-4674 (704.731.1516; facsimile 704.731.1513).

TAXATION QUESTIONS AND ANSWERS

The following is intended as general information which is based on current law and is subject to change. It is not to be considered as tax advice. Participants are advised to consult their tax


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advisor regarding consequences of participating in the Deferral Program. The
Deferral Program does not qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.

         DO I PAY FEDERAL INCOME TAXES ON DEFERRALS TO THE PROGRAM OR DIVIDENDS WHEN CREDITED TO MY ACCOUNT?

                  No. For federal income tax purposes, subject to certain rules, you will not be deemed to be in receipt of the amount deferred or the earnings thereon. You will not pay federal income taxes until you actually receive payouts from the Deferral Program.

         HOW DOES THIS AFFECT THE WITHHOLDING ON MY PAYCHECK?

                  Your federal and state W-2 earnings exclude Deferral Program deferrals.

                  Deferrals are subject to FICA taxes in the year of deferral until the annual taxable wage base for OASDI under Social Security law is reached. Medicare earnings include your deferrals, so there will be Medicare taxes (currently 1.45%) on all these amounts.

                  Check with your tax advisor regarding the impact of tax laws on your personal financial circumstances.

         WHEN PAID OUT AFTER TERMINATION OF EMPLOYMENT, HOW ARE PROGRAM BENEFITS TAXED TO ME?

                  Deferral Program benefits paid to you are taxed as ordinary income when received but, under current law are not subject to income tax withholding since you will not be employed by the Company at the time of receipt of the payments. You may be required to make estimated tax payments with regard to these benefits. You should check with your tax advisor in this regard.

         WILL I PAY SOCIAL SECURITY FICA TAXES WHEN I TAKE MY DISTRIBUTION?

                  No, because the deferrals were included in your wage base at the time they were credited to your account.

         IS MY DISTRIBUTION ELIGIBLE TO BE ROLLED OVER TO AN IRA?

                  No, because this is not an IRS tax-qualified plan. When electing a Deferral Program distribution, we encourage you to seek professional advice to determine the best course of action for your financial circumstances.


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         WILL THE PROGRAM BENEFITS PAID TO MY BENEFICIARIES BE INCLUDED IN MY
         GROSS ESTATE FOR FEDERAL ESTATE FAX PURPOSES?

                  Yes. The present value of the benefit at the time of your death is included. If, however, your beneficiary is your spouse and the benefit qualifies for the estate tax marital deduction, there will be no federal estate tax. Check with your tax advisor regarding the impact of estate tax laws on your personal financial circumstances.

         WHEN PAID OUT, HOW ARE PROGRAM BENEFITS TAXED TO MY BENEFICIARIES?

                  Deferral Program benefits paid to your beneficiaries are taxed as ordinary income to them in the year received.

         WHEN PAID OUT, CAN PROGRAM BENEFITS AFFECT THE TAXATION OF MY SOCIAL SECURITY BENEFITS?

                  Yes. Deferral Program benefit payments will be included as income when calculating income tax on Social Security benefits.

         WHEN PAID OUT, CAN PROGRAM BENEFITS REDUCE THE AMOUNT OF MY SOCIAL SECURITY INCOME?

                  No. Deferral Program benefit payments will not reduce Social Security benefit payments (although your income tax may be affected, as described above).

         IF I DEFER WHILE LIVING IN ONE STATE, THEN RETIRE IN A DIFFERENT STATE, TO WHICH STATE WILL I PAY TAXES?

                  Benefits as provided under this Deferral Program are subject to income taxes only in your state of residence at the time payments are received, only if you elect quarterly installments to be paid over 10 or more years.

If you have additional questions, please contact the Director of Benefits and Compensation, EnPro Industries, Inc., 5605 Carnegie Blvd., Charlotte, NC 28209-4674 (704.731.1516; facsimile 704.731.1513)


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